Insider Trading Policy

Content

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Introduction

This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of VTEX (the “Company” or “VTEX”) and the handling of conﬁdential information about VTEX and the companies with which VTEX does business. VTEX has adopted this Policy to promote compliance by all VTEX employees, consultants and other service providers with federal, state, and foreign securities laws that prohibit certain persons who are aware of material, nonpublic information (“Insider Information”, further deﬁned below) about a company from: (i) trading in securities of that company; or (ii) providing Insider Information to other persons who may trade on the basis of that information.

The Securities and Exchange Commission (“SEC”) is the U.S. federal agency charged with enforcing insider trading laws in the United States. The SEC vigorously pursues insider trading violations and can detect violations using advanced technologies. The SEC’s authority to initiate insider trading investigations includes the ability to obtain VTEX’s employee and consultant records, to access individual’s bank accounts and phone records, to obtain broker’s records, etc. An SEC investigation can be triggered through a variety of actions, including by an individual’s unusual trading activity, trading volume, the timing of trades that coincide with important company changes, or simply an anonymous tip to the SEC.

It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe.

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Scope

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Covered Persons: This Policy applies globally regardless of location or nationality, and applies to all oﬃcers of the Company and its subsidiaries, all members of the Company’s Board of Directors, and all regular employees, temporary employees, contingent workers (including agency temporary employees, independent contractors, and vendor employees), interns, and any VTEX group company. This Policy also applies to Family Members, other members of a person’s household and entities controlled by a person covered by this Policy.

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Covered Transactions: The Policy applies to any and all transactions in the Company's securities or VTEX Securities. For purposes of the Policy, the Company's securities include its common stock, options to purchase or sell common stock and any other type of securities that the Company may issue, such as preferred stock, convertible debentures, warrants and exchange-traded options or other derivative securities and short sales (collectively, “Company Securities”). Transactions in Company Securities include not only market transactions, but also private sales of Company Securities, pledges of Company Securities to secure a loan or margin account, as well as charitable donations of Company Securities.

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Responsibilities

It is the responsibility of the Compliance Area to make any changes and updates to the content of this Policy.

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Policy Review

This document must be revised every 1 (one) year from the date of its approval, and may be revised before this deadline, if necessary.

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References

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VTEX Code of Ethics and Conduct;

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Important Deﬁnitions

For purposes of this policy, the following terms have the meanings indicated below:

VTEX Securities: common stock, options for common stock, preferred stock, convertible debentures, warrants and exchange-traded options, other derivative securities, publicly-traded debt, and any other securities of the Company.

Controlled Entities: any entities that you inﬂuence or control, including but not limited to any corporations, partnerships, limited liability companies, or trusts.

Family Member: family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in VTEX securities are directed by you or are subject to your inﬂuence or control, such as parents or children who consult with you before they trade in VTEX securities.

Insider Information: Information that is both material and nonpublic:

Material Information: an information is considered material if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could reasonably be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the beneﬁt of hindsight. While it is not possible to deﬁne all categories of material information, some examples of information that could be regarded as material are:

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Unannounced quarterly or annual ﬁnancial results;
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Major new unannounced products or releases of major products;
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Negotiation and/or execution of a signiﬁcant contract with a potentially signiﬁcant, unannounced customer or loss of a signiﬁcant partner;
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Projections of future earnings or losses, or other earnings targets;
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Changes to previously announced earnings targets, or the decision to suspend earnings targets;
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Signiﬁcant write-offs;
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signiﬁcant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, including its facilities, data and information technology infrastructure;
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A pending or proposed merger, acquisition or tender offer;
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A pending or proposed acquisition or disposition of a signiﬁcant asset;
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A pending or proposed joint venture;
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A Company restructuring;
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Signiﬁcant related party transactions;
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A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
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Bank borrowings or other ﬁnancing transactions out of the ordinary course;
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The establishment or modiﬁcation of a repurchase program for VTEX securities;
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A change in the Company’s pricing or cost structure;
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Major marketing changes;
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A change in management;
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A change in the control of the Company;
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A change in auditors or notiﬁcation that the auditor’s reports may no longer be relied upon;
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Development of a signiﬁcant new service or process;
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Pending or threatened signiﬁcant litigation or governmental investigations, or the resolution of such litigation or investigation;
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Potential proxy disputes with stockholders;
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Impending bankruptcy or the existence of severe liquidity problems;
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The gain or loss of a signiﬁcant customer or supplier; or
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The imposition of a ban on trading in VTEX securities or the securities of another company.

Nonpublic Information: information that has not been disclosed to the public and been widely disseminated.

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Information generally would be considered widely disseminated after two full trading days it has been disclosed through the NYSE communication platforms, newswire services, the Company’s corporate website, a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news website or public disclosure documents ﬁled with the SEC that are available on the SEC’s website.
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By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.
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Information will not be considered “public” until the investing public has had suﬃcient time to absorb the information. As a general rule, information should not be considered fully absorbed (and therefore not yet “public”) by the marketplace until two full trading days have passed after the information is released.

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Policy

If you are aware of Insider Information related to VTEX, you may not directly, or indirectly through Family Members or other persons or entities:

Engage in transactions in VTEX securities, except as otherwise speciﬁed in this Policy under the headings “Transactions Under Company Plans,” “Transactions Not Involving a Purchase or Sale” and “Rules and Guidelines for Rule 10b5-1 Trading Plans”;

Recommend the purchase or sale of any VTEX securities;

Disclose Insider Information (e.g. “tipping”) to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors, and expert consulting ﬁrms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection and authorized external disclosure of information regarding the Company; or

Assist anyone engaged in the above activities.

Insider Information means information that is both material and nonpublic (as explained in section 2). These prohibitions apply even if the transaction in question was planned or initiated before you learned of Insider Information. Note that bona ﬁde gifts of VTEX securities are considered transactions subject to the restrictions in this Policy.

In addition, if in the course of working for the Company you learn of Insider Information about a company with which VTEX does business, including a customer or supplier of the Company, you may not trade in that company’s securities until the information becomes public or is no longer material.

Under this Policy, VTEX cannot make exceptions even for transactions that may seem necessary or justiﬁable for personal reasons (such as the need to raise money for an emergency expenditure), or small transactions. Insider trading is transaction-speciﬁc, and the securities laws do not recognize any mitigating circumstances; in any event, the mere appearance of an improper transaction may harm VTEX’s reputation as a company that adheres to the highest standards of conduct.

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Responding to Outside Inquiries for Information

VTEX employees may not answer inquiries of stock analysts concerning VTEX securities or provide general market or industry observations to stock analysts or researchers. Material non-public information about VTEX or its business partners is the property of VTEX, and unauthorized disclosure or use of that information is prohibited. In the event you receive an inquiry from someone outside of the Company, such as a stock analyst, you should refer the inquiry to VTEX’s Investor Relations Department. The Company has as policy avoiding the selective disclosure of material, nonpublic information.

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Transactions by Family Members and Others

As a VTEX employee, director, oﬃcer, associate or consultant of VTEX or its subsidiaries, this policy applies to you. The same restrictions that apply to you apply to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in VTEX securities are directed by you or are subject to your inﬂuence or control (such as parents or children who consult with you before they trade in VTEX securities). You are responsible for making sure that any transaction in securities covered by this policy by any of these people complies with this policy.

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Transactions by Entities You Inﬂuence or Control

This Policy applies to any entities that you inﬂuence or control, including but not limited to any corporations, partnerships, limited liability companies or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

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Insider Information – Other Companies

You may not trade in the securities of any other company while aware of material, nonpublic information concerning that company if you acquired that information in the course of your VTEX duties, as the authorities view that as “misappropriating” the material, nonpublic information and therefore may hold you liable for insider trading based on that action.

You may have access to material, non-public information about companies with which VTEX does business. (e.g., product enhancements, strategic alliances, etc.) This type of information would make you an “insider” of that other company and you must therefore follow the trading restrictions for that other company (which may differ from VTEX’s restrictions). Note that information that is not material to VTEX may be material to another corporation, such as a supplier or partner of VTEX. VTEX’s Anti Corruption Policy also includes Conﬂict of Interest dispositions that contain certain prohibitions and restrictions on investments in VTEX’s business partners. When in doubt, contact the VTEX’s Compliance Team.

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Prohibited Transactions

Because there is a heightened legal risk, the appearance of improper or inappropriate conduct, or both, in any of the following transactions, you may not engage in any of these actions:

1.
Short Sales

You may not engage in short sales of VTEX securities (sales of securities that are not then owned), as they may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks conﬁdence in the Company’s prospects. Short sales may reduce a seller’s incentive to seek to improve the Company’s performance, and VTEX believes it is inappropriate for associates to engage in these transactions with respect to VTEX securities.

2.
Publicly Traded Options

You may not engage in transactions in put options, call options or other VTEX derivative securities, on an exchange or in any other organized market. Given the relatively short term of publicly traded options, transactions in options may create the appearance that you are trading based on Insider Information and may also focus your attention on short-term performance at the expense of the Company’s long-term objectives.

3.
Hedging Transactions

You may not engage in hedging transactions of any type involving VTEX securities. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of ﬁnancial instruments such as prepaid variable forwards, equity swaps, exchange funds, and collars. Such hedging transactions may permit you to continue to own VTEX securities obtained through employee beneﬁt plans or otherwise, but without the full risks and rewards of ownership. When that occurs, you may no longer have the same objectives as the Company’s other shareholders.

4.
Margin Accounts

You may not hold VTEX securities in a margin account because a margin sale may occur at a time you are aware of Insider Information or otherwise are not permitted to trade in VTEX securities. Securities held in a margin account as collateral for a margin loan might be sold by the broker without your consent if you fail to meet a margin call.

5.
Frequent Trading Strongly Discouraged

Frequent trading of VTEX securities can create an appearance of wrongdoing even if the decision to trade was based solely on public information such as stock price ranges and other market events. You are strongly discouraged from trading in VTEX securities for short-term trading proﬁts. Daily or frequent trading, which can be time-consuming and distracting, is strongly discouraged. VTEX reserves the right to request brokerage account statements from associates to assure compliance with this and other provisions of the policy.

6.
Event-Speciﬁc Blackout Periods

Although you are always responsible for monitoring for yourself whether you possess material non-public information, from time-to-time VTEX may decide to impose a special trading blackout on those who are aware of particular information that VTEX determines may be considered material non-public information. This kind of trading blackout may be imposed in connection with the Company’s IPO, any potential acquisition, a ﬁnancial analyst conference, an anticipated positive or negative earnings surprise or other material development. If you are subject to the blackout, you may not trade in any VTEX securities, until notiﬁed that the blackout has ended.

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Placing Open Orders with Brokers

When placing an open order with a broker you should inform the broker that you are subject to this Policy and its Trading Window procedures (and Pre-Clearance Procedures, if applicable) to assure that all open orders are cancelled prior to the closure of any Trading Window. Exercise caution when placing open orders, such as limit orders or particularly where the order is likely to remain outstanding for an extended period of time, except in accordance with an approved 10b5-1 Plan (as discussed below). Open orders may result in the execution of a trade at a time when you are aware of Insider Information or otherwise are not permitted to trade in VTEX securities, which may result in inadvertent insider trading violations, Section 16 violations (for oﬃcers and directors), violations of this Policy, and unfavorable publicity for you and the Company.

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Post Termination Transactions

This Policy continues to apply to transactions in VTEX securities even after termination of your service (whether as an employee, consultant or other service provider) to the Company. If you are in possession of Insider Information when your service terminates, you may not trade in VTEX securities until that information has become public or is no longer material. In addition, if the Trading Window is closed or you are subject to a special trading restriction under this Policy at the time you cease to be aﬃliated with the Company are expected to abide by the applicable trading restrictions until at least the end of the applicable trading restriction.

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Pledged Securities

You may pledge VTEX securities as collateral for a bona ﬁde loan arrangement (not including margin debt) if you clearly demonstrate to the Approving Person (as deﬁned below) your ﬁnancial capacity to repay the loan without resort to the pledged securities and may only engage in such a transaction with the prior approval of the Approving Person. If you wish to pledge VTEX securities as collateral for a loan you must submit a request for approval to the Approving Person at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.

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Procedures

VTEX has established procedures in order to assist in the administration of this Policy, to facilitate compliance with the laws prohibiting insider trading, and to avoid the appearance of any impropriety:

1.
Company Assistance

If you have any concerns about whether you are in possession of Insider Information or if you are in a sensitive position within VTEX, you should contact the VTEX Compliance Team (ethics@vtex.com.br) before you buy or sell VTEX securities. This will help ensure that even employees and consultants unaware of a particular piece of information do not give the appearance of improperly trading VTEX stock. Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Team.

2.
Pre-Clearance Procedures:

In certain circumstances, you must obtain pre-clearance by the Head of Investor’s Relations, in his or her absence, VTEX’s Chief Financial Oﬃcer (each an “Approving Person”) before engaging in any transaction involving VTEX securities, including, but not limited to, purchases, sales, and gifts. See 3.8. above and 4.1. below for a description of certain transactions with VTEX securities that will prompt the need for you to follow pre-clearance procedures.

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Trading Window

You may only conduct transactions involving VTEX securities (other than as speciﬁed in section 5) when the Company trading window is open. Whether or not the trading window is open, you are always subject to the prohibitions on trading on the basis of Insider Information and any other applicable restrictions in this Policy

1.
Company-Wide Trading Window

All employees, executive oﬃcers, directors, and other employees of VTEX, as well as their Family Members and Controlled Entities, directly or indirectly are prohibited from engaging in transactions involving VTEX securities when the Company-wide trading window (the “Trading Window”) is closed each quarter. The Trading Window opens each quarter at the start of the second trading date after the day of public disclosure of the ﬁnancial results for the previous ﬁscal quarter. The Trading Window closes two weeks prior to each quarter end. The period following the closure of the Trading Window is a particularly sensitive time for transactions involving VTEX due to the fact that, during this period, individuals may often possess or have access to Insider Information relevant to the expected ﬁnancial results for the quarter.

2.
Special Trading Restrictions

From time to time, an event may occur that is material to VTEX and is known by only a few directors, oﬃcers, or employees. So long as the event remains material and non-public, the persons designated by the Head of Investor’s Relationsmay not trade VTEX securities. The existence of an event-speciﬁc trading restriction will not be announced to the Company as a whole and should not be communicated to any other individuals. Even if the Head of Investor’s Relations has not explicitly designated you as a person who is prohibited from trading due to an event-speciﬁc restriction, you may not trade while aware of Insider Information.

You are required to notify and seek approval from the Approving Person before engaging in any transaction (even if involving de minimis amounts) involving VTEX securities, including, but not limited to, purchases, sales, and gifts, after you effected transactions with VTEX securities involving more than US$500,000 in aggregate in any given quarter. Requests for approval may only be submitted, and approval will generally be granted only during a trading window, and an approved transaction may only be performed within two (2) business days of any such grant or approval during the trading window period in which the approval was granted.

4.2 10b5-1 Plans

SEC Rule 10b5-1(c) of the Securities Exchange Act of 1934 permits corporate insiders to establish written trading plans (commonly referred to as “10b5-1 plans”) that can be useful in enabling insiders to plan ahead without fear that they might become exposed to material non-public information that will prevent them from trading. Where a valid 10b5-1 plan has been established at a time when the insider was not in possession of material nonpublic information, trades executed as speciﬁed by the plan do not violate the securities laws or this policy even if the insider is in possession of material non-public information at the time the trade is executed. Trades executed as speciﬁed by the plan are not subject to the preclearance requirement.

To qualify as a 10b5-1 plan for purposes of this policy, the plan must be approved in advance by the Board Committee, and you should allow at least ﬁve business days for that approval. These pre-planned trading programs are available only to oﬃcers and such other VTEX associates as may be designated from time to time by the CEO, the CFO and the Board. For more information about how to establish a 10b5-1 plan, please contact the Board. VTEX reserves the right to disapprove any submitted plan, and to suspend or instruct you to terminate any plan that it has previously approved.

5.
Exceptions

The quarterly Trading Window closures and event-driven trading restrictions do not apply to those transactions described below. Further, the requirement for pre-clearance, the quarterly Trading Window closures and event-driven trading restrictions do not apply to transactions conducted pursuant to an approved Rule 10b5-1 Plan (although such requirements are applicable to the establishment of the plan itself).

5.1
Transactions under Company Plans

The prohibitions described in this Policy do not apply in the case of the following transactions, except as speciﬁcally noted:

1.
Stock Option Exercises for Cash

This Policy does not restrict the exercise for cash of an employee stock option acquired pursuant to VTEX’s plans (including assumed plans of companies acquired by VTEX). It does, however, restrict any sale of stock as part of a broker-assisted cashless exercise of an option, any other market sale for the purpose of generating the cash needed to pay the exercise price of an option, or any sale of shares acquired upon the exercise of an option.

2.
Restricted Stock Units and Performance Shares

This Policy does not restrict the vesting of restricted stock units (“RSUs”), performance shares, or other similar equity instruments, or the related forfeiture of shares of stock to satisfy tax withholding or other regulatory requirements upon the vesting of any such equity instruments. The Policy does, however, restrict any market sale of the shares of VTEX common stock that are issued upon the vesting of such RSUs, performance shares, or other similar equity instruments.

3.
Employee Stock Purchase Plan

This Policy does not restrict purchases of stock under VTEX’s Employee Stock Purchase Plan, as amended (the “ESPP”), resulting from contributions of money to the ESPP pursuant to the election you make at the time of any enrollment in the plan. It does, however, apply to your sales of VTEX securities purchased pursuant to the ESPP. Additionally, you should not base your decision to participate in the ESPP, or your decision to change your election under the ESPP, on Insider Information.

4.
Sell to Cover (Tax Obligations)

Upon vesting of the RSUs and Stock Option and release of the resulting shares of VTEX common stock, certain Insiders may be allowed to sell a number of such common stock to satisfy tax obligations, subject to the previous approval from the Approving Person of the Company. The request for this transaction must be made within at least 10 business days in advance before the sale.

5.2
Transactions Not Involving a Purchase or Sale

Transactions that involve merely a change in the form in which you own securities are permitted during a period when you are aware of Insider Information or during a company-enforced Trading Window closure. For example, you may transfer shares to an inter vivos trust of which you are the sole beneﬁciary during your lifetime.

The trading restrictions under this Policy also do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions.

6.
Violations

Employees who violate this Policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity stock option and other incentive plans or termination of employment.

Pursuant to U.S. federal and state securities laws, Insiders may be subject to criminal and civil ﬁnes and penalties as well as imprisonment for engaging in transactions in the Company’s securities at a time when they have knowledge of material nonpublic information regarding the Company or its subsidiaries. In addition, Insiders may be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed material nonpublic information regarding the Company or its subsidiaries or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities.

7.
Annual Certiﬁcations

You must certify on the form attached hereto as Exhibit A initially and annually thereafter that they have read and understand this Policy and that you recognize that you are subject to the provisions of this Policy.

CERTIFICATION OF COMPLIANCE

I have received, reviewed and understood the above-referenced Insider Trading Policy and undertake, as a condition to my present and continued employment (or, if I am not an employee, aﬃliation with) VTEX, to comply fully with the policies and procedures contained therein. I hereby certify, to the best of my knowledge, that I will fully comply with all policies and procedures set forth in the above referenced Insider Trading Policy.

SIGNATURE

DATE